FIOCRUZ Receives Regulatory Approval to Market Chembio’s DPP® Canine Visceral Leishmaniasis (VL) Test in Brazil

Approval of Test Triggers $305K Milestone Payment

MEDFORD, NY – April 5, 2011 – Chembio Diagnostics, Inc. (OTCQB: CEMI (“Chembio” or the “Company”) has been notified that Bio-Manguinhos, a division of the Oswaldo Cruz Foundation of Brazil (“FIOCRUZ”), has received regulatory approval from Brazil’s Ministry of Agriculture, Livestock and Food Supply (“MAPA”) to market Chembio’s Dual Path Platform (DPP®) visceral canine leishmania (“VL”) rapid test for use with whole blood, serum and plasma.  This test, which incorporates proprietary antigens licensed to Chembio by the Seattle-based Infectious Disease Research Institute (www.idri.org ), enables point-of-use identification of infected canines that can transmit this blood-borne pathogen to humans through the bite of a sand fly. The approval triggered a $305,000 milestone payment to Chembio. Its deployment in field conditions is expected to significantly enhance control activities.

This is the third DPP® test developed by Chembio to receive regulatory approval in Brazil in the last 10 months and the first approved by MAPA. During 2008 Chembio signed four agreements with FIOCRUZ relating to products based on the Company’s DPP® technology, and an additional agreement in late 2010. In 2010 the Company reported approval of its DPP® HIV 1/2 screening and confirmatory tests by Brazil’s National Health Surveillance Agency (“ANVISA”).  Regulatory approvals for the DPP® Leptospirosis and Syphilis-Treponemal tests are pending, and submission of the multiplex Syphilis Screen & Confirm test is anticipated during 2011.

Pursuant to the agreement with FIOCRUZ, a technology transfer to FIOCRUZ for this product is anticipated to occur in stages over an estimated 18-month period. During that period the agreement provides for approximately $2.4 million minimum of purchases by FIOCRUZ from Chembio for this product and related components. Thereafter, it is anticipated that the technology transfer process will be completed and a royalty period will begin.

FIOCRUZ (www.fiocruz.br) is a world-renowned public health organization affiliated with the Brazilian Ministry of Health and is the Ministry’s leading supplier for therapeutics, vaccines and diagnostic tests dedicated to public health. FIOCRUZ has entered collaborations with some of the world’s leading biotechnology companies in fulfillment of its mission.

VL is a disease that affects dogs and humans. Dogs get infected with VL by the bite of a tiny blood-sucking insect called a sand fly which needs to suck blood to make its eggs. If a sand fly bites an infected dog, the parasite grows in the stomach of the fly. When the fly bites again, infective forms of the parasite are injected into the skin of the animals they feed on, which may then develop Leishmaniasis. Leishmania parasites are transmitted to humans through the bite of infected sand flies. Patients develop infections of their liver, spleen, and bone marrow and may die if the infection goes untreated. About 500,000 new cases occur each year, and 10% of these patients—mostly children—die because their disease cannot be accurately diagnosed in a timely fashion.

More than 90 percent of the world’s human leishmaniasis cases occur in countries along the Mediterranean Basin, India, Bangladesh, Nepal, Sudan, and Brazil. In Brazil, visceral leishmania is occurring increasingly in more densely populated areas, increasing infection rates, and therefore of significant public health concern.  Measures in Brazil are directed toward the elimination of infected canines, but until now they have had to rely on laboratory-based diagnostic technologies that are impractical under the circumstances.

Visceral canine leishmania (VL) has recently been declared endemic in the United States after a 2001 CDC survey that found positive dogs in 21 eastern states.  Regular blood screening is now recommended in higher risk states.  There are ongoing studies in US dogs in co-operation with IDRI which indicate that the Chembio DPP® VL test can detect positive serological samples at an earlier stage of infection.

As a result of this initial regulatory approval in a major market for this product, Chembio anticipates submitting this product for CE Marking, and potentially USDA approval, so that the product could be further commercialized in other affected regions.

Javan Esfandiari, Chembio’s Senior Vice President of Research & Development, recently presented information about some of the Company’s ongoing collaborations with FIOCRUZ at the XLVII Congress of the Brazilian Society of Tropical Medicine (www.medtrop2011.com.br/), which was held March 23-26, 2011. Chembio also has under development a new DPP® test for Chagas disease, which is another parasitic disease endemic to Brazil.

Lawrence Siebert, Chembio’s Chief Executive Officer, said, “This product approval is another very important endorsement of our DPP® technology, which replaces time-consuming, laboratory-dependent tests with a product that can provide critical information at the point of use. We are also gratified that our visceral leishmaniasis rapid test is the first diagnostic product that FIOCRUZ has successfully submitted for approval to MAPA in Brazil.”

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere Inc., formerly Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK(R) line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP(R)) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP(R). Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, and reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company Contact:
Susan Norcott
631-924-1135 x125
snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
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James Carbonara
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